Exhibit 10.3

MANAGEMENT AGREEMENT

BY AND BETWEEN

STRATEGIC WEALTH & INCOME FUND, LLC

AND

SWI MANAGEMENT, LLC

TABLE OF CONTENTS

TABLE OF CONTENTS
(continued)

		Page

ARTICLE 13.	ASSIGNMENT	10

ARTICLE 14.	INDEMNIFICATION AND LIMITATION OF LIABILITY	10

ARTICLE 15.	MISCELLANEOUS	10
	15.1. Notices	10
	15.2. Modification	11
	15.3. Severability	11
	15.4. Construction	11
	15.5. Entire Agreement	11
	15.6. Waiver	11
	15.7. Gender	11
	15.8. Titles Not to Affect Interpretation	11
	15.9. Counterparts	11

MANAGEMENT AGREEMENT

This Management Agreement, effective as of January 1, 2009 (the “Agreement”), is by and between Strategic Wealth & Income Fund, LLC, a Delaware limited liability company (the “Company”), and SWI Management, LLC, an Arizona limited liability company (the “Manager”).

RECITALS

WHEREAS, the Company desires to avail itself of the knowledge, experience, sources of information, advice, assistance, and certain facilities available to the Manager, and to have the Manager undertake the duties and responsibilities hereinafter set forth, all as provided herein; and

WHEREAS, the Manager is willing to undertake to render such services on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1.

DEFINITIONS

The following defined terms used in this Agreement shall have the meanings specified below:

“Acquisition Expenses” means any and all expenses, excluding the Origination Fees and Acquisition Fees, incurred by the Company, the Manager, or any Affiliate of either in connection with the selection, acquisition, or development of any property, loan, or other potential investment, whether or not acquired or originated, as applicable, including, without limitation, legal fees and expenses, travel and communications expenses, costs of appraisals, nonrefundable option payments on properties or other investments not acquired, accounting fees and expenses, and title insurance premiums.

“Acquisition Fees” shall have the meaning set forth in Section 8.3.

“Advisory Committed” means that certain committee established pursuant to Section 6.13 of the Operating Agreement.

“Affiliate” or “Affiliated” means with respect to any Person (i) each Person that such Person Controls, (ii) each Person that Controls such Person, and (iii) each Person that is under common Control with such Person.

“Asset Management Fee” shall have the meaning set forth in Section 8.4.

“Capital Contribution” means a capital contribution of a Member to the Company, made in accordance with the Company’s Operating Agreement and pursuant to the Memorandum.

“Certificate” means the certificate of formation of the Company, as amended from time to time.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time. All references herein to sections of the Code shall include any corresponding provision or provisions of succeeding law.

“Company” means Strategic Wealth & Income Fund, LLC, a Delaware limited liability company.

“Control” means, with respect to any Person, the possession, directly or indirectly, through one or more intermediaries, of the following: (a) in the case of a corporation, ownership of fifty percent (50%) or more of the outstanding shares of any series or class of voting securities thereof; (b) in the case of a limited liability company, partnership, limited partnership or joint venture, the right to receive fifty percent (50%) or more of the distributions therefrom at any time during the duration of such Person (including liquidation distributions); (c) in the case of a trust or estate, ownership of fifty percent (50%) or more of the beneficial interest therein; (d) in the case of any other Person, ownership of fifty percent (50%) or more of the economic or beneficial interest therein; or (e) in the case of any Person, the power or authority, through ownership of voting securities, by contract or otherwise, to direct the management activities or policies of such Person.

“Distributions” means any distributions of money or other property by the Company to Members, including distributions that may constitute a return of capital for federal income tax purposes.

“Eligible Investments” means any Property, Loans, and other Permitted Investments.

“GAAP” means accounting principles generally accepted in the United States in effect from time to time as applied on a consistent basis.

“IMH Group” means Investors Mortgage Holdings, Inc.; Investor Mortgage Holdings California, Inc.; IMH Holdings, LLC; IMH Management Services, LLC; the Manager and any of their respective Affiliates.

“Investment Committee” means that certain committee established pursuant to Section 6.12 of the Operating Agreement.

“Joint Venture” means any joint venture, limited liability company, or other Affiliate of the Company that owns, in whole or in part, on behalf of the Company any Properties, Loans, or other Permitted Investments.

“Liquidation Phase” means the period commencing on January 1, 2013 and ending concurrently with the expiration of the term of the Company as set forth in the Operating Agreement.

“Loans” means mortgage loans and other types of debt financing purchased by the Company.

“Manager” means SWI Management, LLC, an Arizona limited liability company, or any successor manager to the Company.

“Member” means a Person admitted as a Member of the Company.

“Memorandum” means that certain Confidential Private Placement Memorandum, dated January 1, 2009, if and as updated from time to time, relating to the offer and sale of Units and Senior Notes by the Company.

    “Senior Note Reinvestment Plan” means the plan whereby interest payable on the Senior Notes can be loaned to the Company, as further described in Section 3(c) of the Senior Notes.

“Offering” means the offering of Units and Senior Notes pursuant to the Memorandum.

“Operating Agreement” means the limited liability company agreement of the Company, as amended from time to time.

“Organization and Offering Expenses” means those expenses incurred in connection with the Offering by Company pursuant to the Memorandum and paid or owed to a non-Affiliated third party. Organization and Offering Expenses include, without limitation, fees paid to attorneys, brokers, accountants, and any other charges incurred in connection with the Offering pursuant to the Memorandum.

“Organization Fee” means the fee payable to the Manager pursuant to Section 8.1.

“Origination Fees” means the fee payable to the Manager pursuant to Section 8.2.

“Permitted Investments” means all investments (other than Properties and Loans) that the Company may acquire pursuant to its Certificate, Operating Agreement, and the investment objectives and policies adopted by the Investment Committee from time to time, other than short-term investments acquired for purposes of cash management.

“Person” means a corporation, limited liability company, partnership, limited partnership, public or private pension fund, insurance company, foundation, endowment, investment company, trust, estate, governmental entity, or other entity or natural person.

“Property” means individually, and “Properties” means collectively, any real property transferred or conveyed to the Company or a Subsidiary, either directly or indirectly, including through ownership interests in a Joint Venture or otherwise.

“Property Manager” means an entity that has been retained to perform and carry out at one or more of the Properties property-management services, excluding persons, entities, or independent contractors retained or hired to perform facility management or other services or tasks at a particular Property, the costs for which are passed through to and ultimately paid by the tenant at such Property.

“Redemption and Prepayment Program” means that program pursuant to which Members and Senior Noteholders can request that the Company redeem their Units or Senior Notes, as applicable, as further described in Section 3.7 of Operating Agreement (with respect to Units) and Section 7 of the Senior Notes (with respect to Senior Notes).

“Senior Note Reinvestment Plan” means that certain plan described in Section 3(c) of the Senior Note.

“Senior Noteholders” means the holders of the Company’s Senior Notes.

“Senior Notes” means the Company’s 9% senior notes that are being offered pursuant to the Offering.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, trust, partnership or joint venture, or other entity which is Controlled by such Person or of which a majority of (i) the total voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by such Person.

“Termination Date” means the date of termination of the Agreement determined in accordance with Article 12 hereof.

“Units” means limited liability company units of the Company.

“Unit Reinvestment Plain” means that certain plan described in Section 3.8 of the Company’s Operating Agreement.

ARTICLE 2.

APPOINTMENT

The Company hereby appoints the Manager to serve as its manager on the terms and conditions set forth in this Agreement, and the Manager hereby accepts such appointment.

ARTICLE 3.

DUTIES OF THE MANAGER

The Manager is responsible for managing, operating, directing, and supervising the operations and administration of the Company and its assets. Subject to the limitations set forth in this Agreement, the Manager shall, either directly or by engaging an Affiliate or third party, perform the following duties:

3.1.    Organizational and Offering Services. The Manager shall perform all services related to the organization of the Company or any Offering or private sale of the Company’s securities, other than services that (a) the Company elects to perform directly, or (b) would require the Manager to register as a broker-dealer or investment adviser with the Securities and Exchange Commission or any state.

3.2.           Acquisition Services.

(a) Serve as the Company’s investment and financial advisor and provide relevant market research and economic and statistical data in connection with the Company's assets and investment objectives and policies;

(b) Subject to the investment objectives and policies of the Company: (i) locate, analyze, and select potential investments; (ii) structure and negotiate the terms and conditions of transactions pursuant to which investments in Properties, Loans, and other Permitted Investments will be made; (iii) acquire Properties, Loans, and other Permitted Investments on behalf of the Company; (iv) arrange for financing and refinancing and make other changes in the asset or capital structure of investments in Properties, Loans, and other Permitted Investments; and (v) enter into leases, service contracts, and other agreements for Properties;

(c)           Perform due diligence on prospective investments and create due diligence reports summarizing the results of such work;

(d)          Prepare reports regarding prospective investments that include recommendations and supporting documentation necessary for the Investment Committee or Advisory Committee, if applicable, to evaluate the proposed investments;

(e)           Obtain reports (which may be prepared by the Manager or its Affiliates), where appropriate, concerning the value of contemplated investments of the Company;

(f)            Deliver to or maintain on behalf of the Company copies of all appraisals obtained in connection with the Company's investments; and

(g)           Negotiate and execute approved investments and other transactions.

3.3.         Asset Management Services.

(a)           Real Estate and Loan Services.

(i) Investigate, select and, on behalf of the Company, engage and conduct business with (including enter contracts with) such Persons as the Manager deems necessary to the proper performance of its obligations as set forth in this Agreement, including but not limited to consultants, accountants, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, developers, construction companies, Property Managers, and any and all Persons acting in any other capacity deemed by the Manager necessary or desirable for the performance of any of the foregoing services;

(ii) Service and administer any Loans, or enter into one or more agreements with such Persons as the Manager deems necessary to service and administer any Loans;

(iii) Monitor applicable markets and obtain reports (which may be prepared by the Manager or its Affiliates), where appropriate, concerning the value of investments of the Company;

(iv) Monitor and evaluate the performance of each asset of the Company and the Company's overall portfolio of assets, provide daily management services to the Company, and perform and supervise the various management and operational functions related to the Company's investments;

(v) Formulate and oversee the implementation of strategies for the administration, promotion, management, operation, maintenance, improvement, financing and refinancing, marketing, leasing, and disposition of Properties, Loans, and other Permitted Investments on an overall portfolio basis;

(vi) Oversee the performance by the Property Managers, if any, of their duties, including collection and proper deposits of rental payments and payment of Property expenses and maintenance;

(vii) Conduct periodic on-site property visits to some or all (as the Manager deems reasonably necessary) of the Properties to inspect the physical condition of the Properties and to evaluate the performance of the Property Managers;

(viii) Review, analyze, and comment upon the operating budgets, capital budgets, and leasing plans prepared and submitted by each Property Manager and aggregate these property budgets into the Company's overall budget;

(ix) Coordinate and manage relationships between the Company and any Joint Venture partners; and

(x) Negotiate and service the Company's debt facilities, if any, and other financings.

(b)           Accounting and Other Administrative Services.

(i) Provide the day-to-day management of the Company and perform and supervise the various administrative functions reasonably necessary for the management of the Company;

(ii) Make reports to the Advisory Committee each quarter of the investments that have been made by, with, or involving the Manager or any of its Affiliates and programs sponsored thereby, including Investors Mortgage Holdings, Inc., IMH Secured Loan Fund, LLC, and IMH Holdings, LLC;

(iii) Provide or arrange for any administrative services and items, legal and other services, office space, office furnishings, personnel, and other overhead items necessary and incidental to the Company's business and operations;

(iv) Provide financial and operational planning services;

(v) Maintain accounting and other record-keeping functions at the Company, including information concerning the activities of the Company as shall be required to prepare and to file all periodic financial reports, tax returns and any other information required to be filed with the Securities and Exchange Commission, the Internal Revenue Service, and any other regulatory agency;

(vi) Maintain and preserve all appropriate books and records of the Company;

(vii) Provide tax and compliance services and coordinate with appropriate third parties, including the Company's independent auditors and other consultants, on related tax matters;

(viii) Provide the Company with all necessary cash management services;

(ix) Manage and administer the Company's Unit Reinvestment Plan, Senior Note Reinvestment Plan, and Redemption and Prepayment Program;

(x) Evaluate and obtain, on behalf of the Company, adequate insurance coverage based upon risk management determinations;

(xi) Monitor the Company's corporate governance structure and adopt and implement appropriate policies and procedures related thereto;

(xii) Perform all reporting, record keeping, internal controls, and similar matters in a manner to allow the Company to comply with applicable law, including the Sarbanes-Oxley Act of 2002, as appropriate;

(xiii) In conjunction with the Investment Committee, review all proposed material transactions before they are completed; and

(xiv) Do all things necessary to assure its ability to render the services described in this Agreement.

3.4.          Member and Senior Noteholder Services.

(a)           Manage communications with Members and Senior Noteholders, including answering phone calls, preparing, and sending written and electronic reports and other communications;

(b)           Establish technology infrastructure to assist in providing Member and Senior Noteholder support and service; and

(c)           Perform the various subscription processing services reasonably necessary for the admission of new Members and acceptance of Senior Note subscriptions.

3.5. Other Services. Except as provided in Article 7, the Manager shall perform any other services reasonably necessary to manage and operate the Company.

ARTICLE 4.

AUTHORITY OF MANAGER

4.1. General. All rights and powers to manage and control the day-to-day business and affairs of the Company shall be vested in the Manager. The Manager shall have the power to delegate all or any part of its rights and powers to manage and control the business and affairs of the Company to such officers, employees, Affiliates, agents, and representatives of the Manager or the Company as it may deem appropriate. Any authority delegated by the Manager to any other Person shall be subject to the limitations on the rights and powers of the Manager specifically set forth in this Agreement, the Certificate, or the Operating Agreement.

4.2. Powers of the Manager. Subject to the express limitations set forth in this Agreement, the power to direct the management, operation, and policies of the Company shall be vested in the Manager, which shall have the power by itself and shall be authorized and empowered on behalf and in the name of the Company to carry out any and all of the objectives and purposes of the Company and to perform all acts and enter into and perform all contracts and other undertakings that it may in its sole discretion deem necessary, advisable, or incidental thereto to perform its obligations under this Agreement.

ARTICLE 5.

BANK ACCOUNTS

The Manager may establish and maintain one or more bank accounts in the name of the Company and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Company, provided that no funds shall be commingled with the funds of the Manager. The Manager shall from time to time render appropriate accountings of such collections and payments to the Company and the independent auditors of the Company.

ARTICLE 6.

RECORDS AND FINANCIAL STATEMENTS

The Manager, in the conduct of its responsibilities to the Company, shall maintain adequate and separate books and records for the Company's operations in accordance with GAAP, which shall be supported by sufficient documentation to ascertain that such books and records are properly and accurately recorded. Such books and records shall be the property of the Company and shall be available for inspection by the Company and by counsel, auditors, and other authorized agents of the Company, at any time or from time to time during normal business hours. Such books and records shall include all information necessary to calculate and audit the fees or reimbursements paid under this Agreement. The Manager shall utilize procedures to attempt to ensure such control over accounting and financial transactions as is reasonably required to protect the Company's assets from theft, error, or fraudulent activity. All financial statements that the Manager delivers to the Company shall be prepared on an accrual basis in accordance with GAAP, except for special financial reports that by their nature require a deviation from GAAP. The Manager shall liaise with the Company's independent auditors and shall provide such auditors with the reports and other information that the Company so requests.

ARTICLE 7.

LIMITATION ON ACTIVITIES

Notwithstanding any provision in this Agreement to the contrary, the Manager shall not take any action that, in its sole judgment made in good faith, would (i) subject the Company to regulation under the Investment Company Act of 1940, as amended, (ii) violate any law, rule, regulation, or statement of policy of any governmental body or agency having jurisdiction over the Company, its Units, its Senior Notes, or its other securities, (iii) require the Manager to register as a broker-dealer with the Securities and Exchange Commission or any state, or (iv) violate the Certificate or Operating Agreement.

ARTICLE 8.

FEES

8.1. Organization Fee. The Company shall pay the Manager an organization fee in consideration for the Manager's services in organizing the Company (the “Organization Fee”). The Organization Fee shall be an amount equal to one half of one percent (0.5%) of the sum of (i) all Capital Contributions made to the Company excluding any Capital Contributions made pursuant to the Unit Reinvestment Plan and (ii) the principal balance of all Senior Notes excluding any amounts loaned to the Company pursuant to the Senior Note Reinvestment Plan.. Any Organizational and Offering Expenses incurred in excess of the Organization Fee shall be borne by the Manager. The Organization Fee will be paid monthly in arrears, starting with the first month in which the first sale of Units or Senior Notes occurs, and will be prorated for any partial month. At each month-end, the Manager shall submit an invoice to the Company, accompanied by a computation of the Organization Fee for that month, and the Company shall pay the Organization Fee for that month within five (5) business days of receipt of the invoice.

8.2. Origination Fees. The Manager and any Affiliate thereof is entitled to charge and retain fees or commissions, including processing, extension, renewal or modification fees in connection with the making of Eligible Investments (collectively, “Organization Fees”). In the event that the Manager or any Affiliate thereof collects Origination Fees, an amount equal to fifty percent (50%) of such Origination Fees will be credited against the Asset Management Fee the Company otherwise pays to the Manager. At each month-end, the Manager shall submit a report to the Company calculating the Origination Fees received by the Manager or an Affiliate during the course of the prior month and the amount of such fees that are payable to the Company.

8.3. Acquisition Fees. The Company will also pay to the Manager an acquisition fee in an amount up to two percent (2%) of the acquisition price of each Eligible Investment, less any Origination Fees that are paid to our Manager or any Affiliate with respect to such Eligible Investments (the “Acquisition Fee”). The Manager shall submit an invoice to the Company following the closing or closings of each acquisition of an Eligible Investment, accompanied by a computation of the Origination Fees and Acquisition Fees relating thereto, and the Company shall pay the Acquisition Fee, if any, to the Manager within five (5) business days of receipt of the invoice.

8.4. Asset Management Fees. The Company will pay the Manager a monthly asset management fee (the “Asset Management Fee”) to provide asset management services to the Company. From January 1, 2009 until commencement of the Liquidation Phase, the Asset Management Fee is an amount equal to 1.75% of the cost basis of the aggregate assets of the Company, as determined at each month-end, divided by twelve. Upon commencement of and continuing until the end of the Liquidation Phase, the Asset Management Fee is an amount equal to the greater of (i) an amount equal to 1.75% of the cost basis of the aggregate assets of the Company, as determined at each month-end, divided by twelve and (ii) an amount equal to the average Asset Management Fee paid over the preceding twelve months. The Asset Management Fee will be paid monthly in arrears and will be prorated for any partial month. At each month-end, the Manager shall submit an invoice to the Company, accompanied by a computation of the Asset Management Fee for that month, and the Company shall pay the Asset Management Fee, less any Origination Fees otherwise payable to the Company pursuant to Section 8.2, for that month within five (5) business days of receipt of the invoice.

ARTICLE 9.

EXPENSES

9.1. General. In addition to the compensation paid to the Manager pursuant to Article 8 hereof, subject to the limitations set forth in Section 9.2, the Company shall pay directly or reimburse the Manager for all of the expenses paid or incurred by the Manager or its Affiliates on behalf of the Company or in connection with the services provided to the Company pursuant to this Agreement, including, but not limited to:

(a) Acquisition Expenses incurred in connection with the selection and acquisition of Properties, Loans, and other Permitted Investments, including such expenses incurred related to assets pursued or considered but not ultimately acquired by the Company;

(b) The actual out-of-pocket cost of goods and services used by the Company and obtained from entities not Affiliated with the Manager;

(c) Interest and other costs for borrowed money, including discounts, points, and other similar fees;

(d) Taxes and assessments on income or Properties, taxes as an expense of doing business, and any other taxes otherwise imposed on the Company and its business, assets, or income;

(e) Out-of-pocket costs associated with insurance required in connection with the business of the Company;

(f) Expenses of managing, improving, developing, operating, and selling Properties owned by the Company;

(g) All out-of-pocket expenses in connection with meetings of the Members or solicitations or tenders relating to the Units or Senior Notes;

(h) Personnel and related employment costs incurred by the Manager or its Affiliates in performing the services described in Article 3 hereof, including but not limited to reasonable salaries and wages, benefits, and overhead of all employees directly involved in the performance of such services, provided that no reimbursement shall be made for costs of such employees of the Manager or its Affiliates to the extent that such employees perform services for which the Manager receives Origination Fees or Acquisition Fees;

(i) Out-of-pocket expenses of maintaining communications with Members and Senior Noteholders, including the cost of preparation, printing, and mailing annual and other reports, proxy statements, and other reports required by governmental entities, in each case as applicable;

(j) Audit, accounting, and legal fees, and other fees for professional services relating to the operations of the Company, and all such fees incurred at the request, or on behalf of, the Advisory Committee;

(k) Out-of-pocket costs for the Company to comply with all applicable laws, regulations, and ordinances;

(1) Expenses incurred in connection with making Distributions on behalf of by the Company to the Members, interest payments on behalf of the Company to the Senior Noteholders, and expenses incurred in administering the Redemption and Prepayment Program;

(m) Expenses of redomesticating, merging, liquidating, or dissolving the Company or of amending the Certificate or Operating Agreement; and

(n) All other out-of-pocket costs incurred by the Manager in performing its duties hereunder.

9.2. Timing of and Limitations on Reimbursements. Expenses incurred by the Manager on behalf of the Company and reimbursable pursuant to this Article 9 shall be reimbursed no less than monthly to the Manager. The Manager shall prepare an expense report documenting the expenses of the Company during each month and shall deliver such statement to the Company within fifteen (15) days after the end of each month, and the Company shall reimburse the Manager for such expenses, to the extent not already reimbursed, within five (5) business days after receipt of the expense report.

ARTICLE 10.

VOTING AGREEMENT

The Manager agrees that, with respect to any Units now or hereinafter owned by it, the Manager will not vote or consent on matters submitted to the Members regarding (a) the removal of the Manager or any Affiliate of the Manager or (b) any transaction between the Company and the Manager or any of its Affiliates. This voting restriction shall survive until such time that the Manager is both no longer serving as such and is no longer an Affiliate of the Company.

ARTICLE 11.

RELATIONSHIP OF MANAGER AND COMPANY;
OTHER ACTIVITIES OF THE MANAGER

11.1. Relationship. The Company and the Manager are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers. Except as otherwise provided in the Operating Agreement, the Manager may engage (independently or with others) in other business ventures of every nature and description, including, without limitation, the rendering of advice or services of any kind to other investors and the making or management of other investments and serving as a general partner or manager of other real estate investment partnerships, companies, or other entities that make, hold, or dispose of real estate or real estate-related investments. This Agreement shall not limit or restrict the right of any manager, director, officer, employee, member, or equityholder of the Manager or its Affiliates to engage in any other business or to render services of any kind to any other Person. Nothing in this Agreement shall be deemed to prohibit the Manager or any member of the IMH Group from dealing or otherwise engaging in business with Persons transacting business with the Company or from providing services or advice relating to the purchase, sale, servicing, administering, financing, management, construction, renovation, or operation of assets of the type included within the definition of Eligible Investments and receiving compensation therefor. Neither the Company nor any Member shall have any right by virtue of this Agreement or the relationship created hereby in or to such other ventures or activities or to the income or proceeds derived therefrom, and the pursuit of such ventures shall not be deemed wrongful or improper. The Manager shall promptly disclose to the Advisory Committee the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, that creates or could create a conflict of interest between the Manager's obligations to the Company and its obligations to or its interest in any other Person. The Company hereby acknowledges the existence of the actual and potential conflicts of interest described in the Private Placement Memorandum and, to the fullest extent permitted by law, hereby waives any claim it may have with respect to the existence of any such conflicts of interest.

11.2. Time Commitment. The Manager shall, and shall cause its Affiliates and their respective employees, officers, and agents to, devote to the Company such time as shall be reasonably necessary to conduct the business and affairs of the Company in an appropriate manner consistent with the terms of this Agreement. The Company acknowledges that the Manager and its Affiliates and their respective employees, officers, and agents may also engage in activities unrelated to the Company and may provide services to Persons other than the Company or any of its Affiliates.

11.3. Investment Opportunities and Allocation. The Manager shall be required to act in good faith in allocating investment opportunities to the Company and any Affiliates of the Manager, and to use its best efforts to provide the Company with a continuing and suitable investment program consistent with the investment objectives and policies of the Company, as determined and adopted from time to time by the Investment Committee. Notwithstanding the foregoing, neither the Manager nor any Affiliate of the Manager shall be obligated generally to present any particular investment opportunity to the Company even if the opportunity is of a character that, if presented to the Company, could be taken by the Company

ARTICLE 12.

TERM AND TERMINATION OF THE AGREEMENT

12.1. Term. This Agreement shall have a term equal to that of the life of the Company, plus whatever amount of time is necessary to finalize Company operations, including the preparation of tax and other filings, unless terminated in accordance with Section 12.2.

12.2. Termination by Either Party. This Agreement may be terminated upon 60 days written notice without cause or penalty by either the Company or the Manager. The provisions of Article 1, Article 10, Article 12, Article 14, and Article 15 shall survive termination of this Agreement.

12.3. Payments on Termination and Survival of Certain Rights and Obligations.

(a) After the Termination Date, the Manager shall not be entitled to compensation for further services hereunder, except it shall be entitled to receive from the Company within 30 days after the effective date of such termination all unpaid reimbursements of expenses and all earned but unpaid fees payable to the Manager prior to termination of this Agreement.

(b)           The Manager shall promptly upon termination:

(i) pay over to the Company all money collected pursuant to this Agreement, if any, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

(ii) deliver to the Company a full accounting, including a statement showing all payments collected by it and a statement of all money held by it;

(iii) deliver to the Company all assets and documents of the Company then in the custody of the Manager; and

(iv) cooperate with the Company to provide an orderly transition of advisory functions.

ARTICLE 13.

ASSIGNMENT

This Agreement may be assigned by the Manager to an Affiliate with the consent of the Advisory Committee. The Manager may assign any rights to receive fees or other payments under this Agreement without obtaining the approval of the Company or the Advisory Committee. This Agreement shall not be assigned by the Company without the consent of the Manager, except in the case of an assignment by the Company to a corporation or other organization that is a successor to all of the assets, rights, and obligations of the Company, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Company is bound by this Agreement.

ARTICLE 14.

INDEMNIFICATION AND LIMITATION OF LIABILITY

The Company shall indemnify, defend, and hold harmless the Manager and its Affiliates to the extent set forth in the Operating Agreement.

ARTICLE 15.

MISCELLANEOUS

15.1. Notices. Any notice, report, or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report, or other communication is required by the Certificate, Operating Agreement, or is accepted by the party to whom it is given, and shall be given by being delivered by hand or by overnight mail or other overnight delivery service to the addresses set forth herein:

To the Company:

Strategic Wealth & Income Fund, LLC
4900 North Scottsdale Road, Suite 5000
Scottsdale, Arizona 85251

To the Manager:

SWI Management, LLC
4900 North Scottsdale Road, Suite 5000
Scottsdale, Arizona 85251

Either party may at any time give notice in writing to the other party of a change in its address for the purposes of this Section 15.1.

15.2. Modification. This Agreement shall not be changed, modified, terminated, or discharged, in whole or in part, except by an instrument in writing signed by both parties hereto, or their respective successors or permitted assigns.

15.3. Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

15.4. Construction. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware.

15.5. Entire Agreement. This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements, and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

15.6. Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege preclude any other or further exercise of the same or of any other right, remedy, power, or privilege, nor shall any waiver of any right, remedy, power, or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power, or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

15.7. Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires.

15.8. Titles Not to Affect Interpretation. The titles of Articles and Sections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

15.9. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, or by electronic mail in a portable document file (.pdf) or other similar format, shall be effective as delivery of a manually executed counterpart of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

STRATEGIC WEALTH & INCOME FUND, LLC, a Delaware limited liability company By: SWI Management, LLC, an Arizona limited liability company Its: Manager

By:	/s/ William Merill
Name:	William Merill
Title:	President

SWI MANAGE LENT, LLC, an Arizona limited liability company

By:	/s/ Shane Albers
Name:	Shane Albers
Title:	CEO